AMERICAN FUNDS TARGET DATE RETIREMENT SERIES, INC.

ARTICLES SUPPLEMENTARY

American Funds Target Date Retirement Series, Inc., a Maryland corporation having its principal office in Baltimore, Maryland (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  (a)  The Board of Directors of the Corporation has previously classified 9,000,000,000 shares of authorized but unissued common stock, par value $0.001 per share, of the Corporation (“Common Stock”) as separate series, each designated as follows:  the “American Funds 2010 Target Date Retirement Fund”, “American Funds 2015 Target Date Retirement Fund”, “American Funds 2020 Target Date Retirement Fund”, “American Funds 2025 Target Date Retirement Fund”, “American Funds 2030 Target Date Retirement Fund”, “American Funds 2035 Target Date Retirement Fund”, “American Funds 2040 Target Date Retirement Fund”, “American Funds 2045 Target Date Retirement Fund” and “American Funds 2050 Target Date Retirement Fund” (each, a “Series”), each such Series consisting of 1,000,000,000 shares of Common Stock.  Pursuant to the provisions of the Corporation’s Articles of Amendment and Restatement filed with the State Department of Assessments  and Taxation on January 8, 2007 (the “Articles of Amendment and Restatement”), each Series has been previously divided and classified into Class A, Class R-1, Class R-2, Class R-3, Class R-4, and Class R-5 shares, each such class consisting of a number of shares of Common Stock consisting of the sum of (x) the outstanding shares of that class of that Series and (y) one-sixth (1/6) of the authorized but unissued shares of all classes of Common Stock of the respective Series; provided however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares.

(b)           Pursuant to the provisions of the Articles of Amendment and Restatement, the Board of Directors of the Corporation has divided and further classified the authorized but unissued shares Common Stock of each Series into an additional class, designated “Class R-6”.  Following such classification, the authorized shares of each such class of Common Stock of each Series shall consist of the sum of (x) the outstanding shares of that class of that Series and (y) one-seventh (1/7) of the authorized but unissued shares of all classes of Common Stock of that Series; provided however, that in the event application of the above formula would result, at the time, in fractional shares of one or more classes, the number of authorized shares of each such class shall be rounded down to the nearest whole number of shares; and provided, further, that at all times the aggregate number of authorized Class A, Class R-1, Class R-2, Class R-3, Class R-4, Class R-5 and Class R-6 shares of Common Stock of a Series shall not exceed the authorized number of shares of Common Stock of that Series (i.e., 1,000,000,000 shares per Series) until changed by action of the Board of Directors in accordance with Section 2-208.1 of the Maryland General Corporation Law.

(c)           The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class A, Class R-1, Class R-2, Class R-3, Class R-4, and Class R-5 shares are set forth in the Charter of the Corporation.  The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the Class R-6 shares of the Corporation are set forth below.

SECOND:  Except to the extent provided otherwise by the Charter of the Corporation, all classes of shares of each Series shall represent an equal proportionate interest in the assets of that Series (subject to the liabilities of that Series) and each share shall have identical voting, dividend, liquidation and other rights; provided, however, that notwithstanding anything in the Charter of the Corporation to the contrary:

(i)  Each class of shares of the Corporation may be issued and sold subject to different sales loads or charges, whether initial, deferred or contingent, or any combination thereof, as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940, as amended, and applicable rules and regulations of self-regulatory organizations and as shall be set forth in the applicable prospectus for the shares; and

(ii)  Expenses, costs and charges which are determined by or under the supervision of the Board of Directors to be attributable to the shares of a particular class may be charged to that class and appropriately reflected in the net asset value of, and/or dividends payable on, the shares of that class

THIRD:  The foregoing amendment to the Charter of the Corporation does not increase the authorized capital stock of the Corporation or any Series.

FOURTH:  The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power contained in the Charter of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its Vice Chairman and Principal Executive Officer and attested by its Secretary on this 20th day of March, 2009.

AMERICAN FUNDS TARGET DATE
RETIREMENT SERIES, INC.

By: /s/ James B. Lovelace
James B. Lovelace
Vice Chairman and
Principal Executive Officer
ATTEST:

By: /s/ Steven I. Koszalka
Steven I. Koszalka
Secretary

The undersigned, Vice Chairman and Principal Executive Officer of American Funds Target Date Retirement Series, Inc. who executed on behalf of said Corporation the foregoing Articles Supplementary of which this certificate is made a part, acknowledges in the name and on behalf of the Corporation the foregoing Articles Supplementary to be the corporate act of the Corporation and certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

  /s/ James B. Lovelace
James B. Lovelace
Vice Chairman and
Principal Executive Officer